Exhibit 99.2

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

09 / 28 / 2006

Wyeth Board Adopts Corporate Governance Changes

Madison, N.J., September 28, 2006 – Wyeth (NYSE:WYE) announced today that its Board of Directors, at its meeting held today, has adopted two corporate governance changes supported by a majority of stockholders at its most recent annual meeting of stockholders. The changes are consistent with the Company’s commitment to high standards of corporate governance.

The first corporate governance change implements a majority of votes cast as the standard for election of its directors in uncontested elections. Previously, directors were elected under a plurality vote standard – where candidates receiving the most votes would win without regard to whether those votes constituted a majority of the shares voted. Wyeth’s bylaws are being amended to reflect this change effective immediately.

A second corporate governance change will remove all “supermajority” voting requirements that currently apply to various matters that can be subject to a shareholder vote. Instead, the vote of a simple majority of shares outstanding would apply. Adoption of this proposal requires an amendment to Wyeth’s Certificate of Incorporation and is contingent on approval by 80 percent of the outstanding shares. Shareholders will be asked to vote on this change at the next Wyeth annual meeting in April 2007. If passed, Wyeth’s Certificate of Incorporation will be amended to reflect the new standard.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products, and nonprescription medicines that improve the quality of life for people worldwide. The company’s divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.